LOCKUP AGREEMENT

This AGREEMENT (the “Agreement”) is made as of the 9th day of July, 2010, by and between   Hailong Liu (“Holder”), maintaining an address at Building 3, Binhe District, Longhe East Road, Lu’an City, Anhui Province, PRC 237000, in connection with his ownership of shares of Buyonate, Inc., a Nevada corporation (the “Company”) and the Company.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which consideration are hereby acknowledged, Holder agrees as follows:

1.           Background.

a.           The Company is offering to certain subscribers (the “Subscribers”) on a “best efforts” basis, investment units (each a “Unit” and collectively the “Units”), each consisting of four (4) shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”); a Series C warrant (the “Series C Warrants”)  to purchase one share of  common stock at an exercise price of $3.70 per share (the “C Warrant Shares”); and a Series D warrant (the “Series D Warrants”)  to purchase one share of common stock at an exercise price of $4.75 per share (the “D Warrant Shares”) (collectively, the C Warrant Shares and the D Warrant Shares are the “Warrant Shares”) at a price  of $10.56 (the “Issue Price”) for aggregate gross proceeds of $3,000,000 (the “Minimum Offering”) to $5,000,000 (the “Maximum Offering”) in gross aggregate proceeds. The Common Stock, Warrants and Warrant Shares are hereinafter referred to as the “Purchased Securities”.

b.           Holder is the beneficial owner of the amount of shares of the Common Stock of the Company designated on the signature page hereto.

c.           As a condition to the Offering and as an inducement to the Subscribers to enter into a subscription agreement pertaining to the purchase of Units by the Subscribers (the “Subscription Agreement”), Holder understands that the Subscribers have required, and the Company has agreed to obtain on behalf of the Subscriber an agreement from the Holder to refrain from selling any of the Lockup Shares, as defined below, for a period of eighteen (18) months from the final closing date (the “Closing Date”) of the sale of Units (the “Restricted Period”). Notwithstanding the foregoing or anything else to the contrary contained herein, the Holder may transfer to American Capital Partners, LLC (“ACP”), in a private transaction, pursuant to the Stock Option Agreement, dated July 9, 2010, by and between the Holder and ACP (the “Option Agreement”) up to the maximum number of shares of Common Stock which ACP may purchase upon exercise of the option granted to ACP under the Option Agreement.

2.           Sale Restriction.

a.           Holder hereby agrees that during the Restriction Period, except as set forth in Section 1(c) herein, the Holder will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, lend, transfer or otherwise dispose of any shares of Common Stock or any options, warrants or other rights to purchase shares of Common Stock or any other security of the Company which Holder owns or has a right to acquire as of the date hereof (collectively, the “Lockup Shares”), other than in connection with an offer made to all shareholders of the Company in connection with merger, consolidation or similar transaction involving the Company.  Holder further agrees that the Company is authorized to and the Company agrees to place “stop orders” on its books to prevent any transfer of the Lockup Shares held by Holder in violation of this Agreement.  The Company agrees not to facilitate any transaction inconsistent with this Agreement.

b.           Any subsequent issuance to and/or acquisition by Holder of Common Stock or options or instruments convertible into Common Stock will be subject to the provisions of this Agreement.

c.           Notwithstanding the foregoing restrictions on transfer, the Holder may, at any time and from time to time during the Restriction Period, transfer the Common Stock (i) as bona fide gifts or transfers by will or intestacy, (ii) to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that any such transfer shall not involve a disposition for value, (iii) to a partnership which is the general partner of a partnership of which the Holder is a general partner, provided, that, in the case of any gift or transfer described in clauses (i), (ii) or (iii), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the Holder. For purposes hereof, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin.

3.           Miscellaneous.

a.           At any time, and from time to time, after the signing of this Agreement Holder will execute such additional instruments and take such action as may be reasonably requested by any Subscriber to carry out the intent and purposes of this Agreement.

b.           This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York.  The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  The parties executing this Agreement and other agreements referred to herein or delivered in connection herewith agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.  Notices hereunder shall be given in the same manner as set forth in the Subscription Agreement.  Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  The Holder irrevocably appoints the Company the Holder’s true and lawful agent for service of process upon whom all processes of law and notices may be served and given in the manner described above; and such service and notice shall be deemed valid personal service and notice upon the Holder with the same force and validity as if served upon the Holder.

c.           The restrictions on transfer described in this Agreement are in addition to and cumulative with any other restrictions on transfer otherwise agreed to by the Holder or to which the Holder is subject to by applicable law.

d.          This Agreement shall be binding upon Holder and the Holder’s legal representatives, successors and assigns.

e.           This Agreement may be signed and delivered by facsimile signature and delivered electronically.

f.           The Company agrees not to take any action or allow any act to be taken which would be inconsistent with this Agreement.

g.          The Holder acknowledges that this Lockup Agreement is being entered into for the benefit of the Subscribers identified in the Subscription Agreement dated July 9, 2010 among the Company and the Subscribers, may be enforced by the Subscribers and may not be amended without the consent of the Subscribers who constitute Majority Holders, as such term is defined in the Subscription Agreement, which consent may be withheld for any reason.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, Holder has executed this Agreement as of the day and year first above written.

HOLDER:

(Signature of Holder)

Hailong Liu
(Print Name of Holder)

11,566,288
Number of Shares of Common Stock
Beneficially Owned

COMPANY:

BUYONATE, INC.

By:
Name: Hailong Liu
Title: CEO